Exhibit 99.1

             MUELLER INDUSTRIES, INC. REPORTS THIRD QUARTER RESULTS

    MEMPHIS, Tenn., Oct. 20 /PRNewswire-FirstCall/ --

    Quarterly and Year-to-Date Earnings

    Harvey L. Karp, Chairman of Mueller Industries, Inc. (NYSE: MLI), today announced the Company's results for the third quarter of 2005. Net income from continuing operations for the third quarter was $21.0 million, or 57 cents per diluted share, which compares with $18.8 million, or 51 cents per diluted share, for the third quarter of fiscal 2004. Net sales for the three months ended October 1, 2005 were $434.1 million, compared with net sales of $322.5 million for the third quarter of 2004. The current period includes approximately $4.8 million of interest expense (approximately 9 cents per diluted share net of tax) related primarily to the Subordinated Debentures issued in the fourth quarter of 2004.

    Year-to-date, the Company earned $53.4 million from continuing operations, or $1.44 per diluted share, on net sales of $1.25 billion. This compares with income from continuing operations of $63.8 million, or $1.73 per diluted share, on net sales of $1.05 billion for the first nine months of 2004.

    Financial and Operating Highlights

    Regarding the third quarter financial results, Mr. Karp said, "Mueller's financial position remains sound.

     - "Operating income increased to $30.2 million, reflecting increased volumes. Pounds of product shipped by our core product lines totaled 187 million in the third quarter of 2005 compared with 171 million for 2004.

     - "The COMEX copper price for the third quarter of 2005 averaged $1.70 per pound compared with $1.29 per pound for the third quarter of 2004 which contributed to the increase in sales.

     - "Our Standard Products Division posted quarterly operating income of $31.0 million, compared with $22.2 million in 2004. Standard Products Division's net sales were $322.5 million for the quarter, compared with $233.7 million for 2004. We continued to realize solid results from our copper and plastic fittings businesses. SPD's earnings were benefited by businesses acquired during the latter half of 2004.

     - "Operating income at Industrial Products Division was $5.7 million compared with $6.0 million for the third quarter of 2004. Net sales were $114.3 million in the third quarter of 2005 which compares with $92.6 million for 2004. Results at our brass rod mill decreased on lower spreads, partially offset by improved results in other product lines.

     - "We invested $12.8 million during the quarter to acquire KX Group Limited (doing business as Brassware Sales). Brassware Sales is an import distributor of plumbing and residential heating products with annual sales of approximately $48 million to plumbers' merchants and builders' merchants throughout the U.K. This acquisition will strengthen the Company's presence in the U.K. market.

     - "During the third quarter we settled a business interruption claim related to operations sold in 2002. This $3.3 million after-tax gain is classified as discontinued operations. We also recognized a $4.0 million pre-tax gain, classified as other income, on the sale of land and building in Cerritos, California.

     - "Mueller ended the quarter with $108.0 million in cash. The impact of rising copper prices on accounts receivable and inventories was readily funded with cash-on-hand.

     - "Our current ratio remains excellent at 2.4 to 1 and our working capital is $326.5 million.

     - "Capital expenditures totaled $13.4 million during the first nine months of 2005.

     - "Stockholders' equity has grown to $396.8 million."

    Business Outlook

    Discussing the outlook, Mr. Karp said, "Over the next twelve months we believe the housing industry will be adjusting to higher prices, higher mortgage rates, and more restrictive lending standards. This may result in a modest decline in housing starts, but overall, starts for 2006 will likely remain at the high end of historical levels. At the same time, non-housing construction activity is trending upward and this is an important sector for Mueller's business.

    Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, and Great Britain.

    Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the company's SEC filings.

                            MUELLER INDUSTRIES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                                            For the Quarter             For the Nine Months
                                                 Ended                         Ended
                                      ---------------------------   ---------------------------
                                         Oct. 1,       Sept. 25,       Oct. 1,       Sept. 25,
                                          2005           2004           2005           2004
                                      ------------   ------------   ------------   ------------
                                              (Unaudited)                   (Unaudited)
Net sales                             $    434,130   $    322,512   $  1,246,299   $  1,049,293
Cost of goods sold                         360,514        263,188      1,040,201        847,937

Gross profit                                73,616         59,324        206,098        201,356

Depreciation and amortization               10,082         10,278         30,571         30,402
Selling, general, and
 administrative expense                     33,297         24,529         92,788         79,410
Impairment charge                                -              -              -          3,941

Operating income                            30,237         24,517         82,739         87,603

Interest expense                            (4,794)          (236)       (14,730)          (659)
Other income, net                            5,421          1,357         10,188          5,161

Income from continuing
 operations before income taxes             30,864         25,638         78,197         92,105

Income tax expense                          (9,848)        (6,884)       (24,790)       (28,343)

Income from continuing
 operations                                 21,016         18,754         53,407         63,762

Gain from discontinued
 operations, net of
 income taxes                                3,324              -          3,324              -

Net income                            $     24,340   $     18,754   $     56,731   $     63,762

Earnings per share:
     Basic earnings per share:
       Weighted average shares
        outstanding                         36,625         35,283         36,576         34,973

          From continuing
           operations                 $       0.57   $       0.53   $       1.46   $       1.82
          From discontinued
           operations                         0.09              -           0.09              -

       Basic earnings per
        share                         $       0.66   $       0.53   $       1.55   $       1.82

     Diluted earnings per
      share:
        Weighted average shares
         outstanding plus assumed
         conversions                        37,120         36,914         37,112         36,905

          From continuing
           operations                 $       0.57   $       0.51   $       1.44   $       1.73
          From discontinued
           operations                         0.09              -           0.09              -

        Diluted earnings per
         share                        $       0.66   $       0.51   $       1.53   $       1.73

Summary Segment Data:
Net sales:
Standard Products Division            $    322,507   $    233,651   $    918,839   $    762,210
Industrial Products Division               114,325         92,565        336,608        298,246
Elimination of intersegment
 sales                                      (2,702)        (3,704)        (9,148)       (11,163)

Net sales                             $    434,130   $    322,512   $  1,246,299   $  1,049,293

Operating income:
Standard Products Division            $     30,955   $     22,202   $     78,732   $     84,376
Industrial Products Division                 5,700          6,012         19,540         15,699
Unallocated expenses                        (6,418)        (3,697)       (15,533)       (12,472)

Operating income                      $     30,237   $     24,517   $     82,739   $     87,603

                            MUELLER INDUSTRIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                       October 1,    December 25,
                                          2005           2004
                                      ------------   ------------
                                              (Unaudited)
ASSETS
Cash and cash equivalents             $    108,012   $     47,449
Accounts receivable, net                   251,406        201,396
Inventories                                183,205        187,853
Other current assets                        19,985         18,633
    Total current assets                   562,608        455,331

Property, plant, and equipment,
 net                                       309,962        335,610
Other assets                               188,916        172,790

                                      $  1,061,486   $    963,731

LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current portion of long-term
 debt                                 $        887   $      5,328
Accounts payable                           117,282         79,723
Other current liabilities                  117,922         95,767
    Total current liabilities              236,091        180,818

Long-term debt                             312,940        310,650
Pension and postretirement
 liabilities                                32,272         33,167
Environmental reserves                       9,183          9,503
Deferred income taxes                       64,033         67,479
Other noncurrent liabilities                10,122         10,361

    Total liabilities                      664,641        611,978

Minority interest in
 subsidiaries                                   74             67

Stockholders' equity                       396,771        351,686

                                      $  1,061,486   $    963,731

                            MUELLER INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                            For the Nine Months Ended
                                         ------------------------------
                                          October 1,      September 25,
                                             2005             2004
                                         -------------    -------------
                                                 (Unaudited)
Operating activities:
Net income from continuing operations    $      53,407    $      63,762
Reconciliation of net income from
 continuing operations to net cash
 provided by operating activities:
    Depreciation and amortization               30,691           30,402
    Income tax benefit from exercise
     of stock options                              529           29,252
    Impairment charge                                -            3,941
    Equity in (income) loss of
     unconsolidated subsidiaries                (4,005)           2,376
    Gain on disposal of properties              (3,713)          (5,156)
    Deferred income taxes                       (1,813)            (395)
    Minority interest in subsidiaries,
     net of dividend paid                            7             (151)
    Changes in assets and liabilities,
     net of business acquired:
       Receivables                             (49,665)         (14,742)
       Inventories                               8,703          (33,969)
       Current liabilities                      50,639           18,671
       Other, net                               (1,629)            (554)

Net cash provided by operating
 activities                                     83,151           93,437

Investing activities:
Capital expenditures                           (13,425)         (13,073)
Business acquired                              (10,891)         (14,583)
Proceeds from sales of properties               10,059            5,493

Net cash used in investing activities          (14,257)         (22,163)

Financing activities:
Dividends paid                                 (10,983)         (10,591)
Acquisition of treasury stock                     (168)         (28,409)
Proceeds from the sale of treasury
 stock                                           4,346            7,344
Repayments of long-term debt                    (4,355)          (2,776)

Net cash used in financing activities          (11,160)         (34,432)

Effect of exchange rate changes on
 cash                                             (495)             (15)

Increase in cash and cash equivalents           57,239           36,827
Cash provided by discontinued
 operations                                      3,324                -
Cash and cash equivalents at the
 beginning of the period                        47,449          255,088

Cash and cash equivalents at the end
 of the period                           $     108,012    $     291,915

SOURCE  Mueller Industries, Inc.
    -0-                             10/20/2005
    /CONTACT:  Kent A. McKee of Mueller Industries, Inc., +1-901-753-3208/